Exhibit 10.03

AGREEMENT

This Agreement (as amended, modified or supplemented from time to time, this “Agreement”) is made and entered into as of July 26, 2018, between LONG BLOCKCHAIN CORP., a Delaware corporation having an address at 12-1 Dubon Court, Farmingdale, New York 11735 (“LBCC”), STRAN LOYALTY GROUP INC., a Delaware corporation and wholly-owned subsidiary of LBCC having an address at 12-1 Dubon Court, Farmingdale, New York 11735 (“SLG”), and STRÄN & COMPANY, INC., a Massachusetts corporation having an address at 2 Heritage Drive, Quincy, Massachusetts 02171 (“Stran”).

WHEREAS, LBCC is engaged in the exploration of, and investment in, opportunities that leverage the benefits of Blockchain technology; and

WHEREAS, Stran provides promotional marketing, branded merchandise, loyalty, incentive and reward solutions to its customers; and

WHEREAS, the parties desire to develop a loyalty program infrastructure based on Blockchain technology, on the terms and conditions set forth in this Agreement;

IT IS AGREED:

1. The Services.

(a) Stran shall provide to SLG management, sales, accounting, operations, administrative and other services, and access to office space, equipment, software and utilities for employees of SLG, as necessary for the operation by SLG of the loyalty program described in Schedule A hereto (the “Program”), including without limitation the services and access described in Schedule A hereto (the “Services”). Stran shall provide the Services (i) in accordance with the terms and subject to the conditions set forth in Schedule A hereto; (ii) using personnel of required skill, experience, and qualifications; (iii) in a timely, workmanlike, and professional manner; and (iv) in accordance with generally recognized industry standards in the applicable field.

(b) Stran shall pay to SLG all amounts collected by Stran (other than amounts representing loyalty card balances) during the Term (as defined below) from the loyalty clients of Stran listed on Schedule A as of the date hereof or subsequently added thereto upon the written consent of the Parties (the “Stran Loyalty Clients”) in connection with the Program (the “Program Revenue”). Program Revenue collected by Stran in each calendar month or portion thereof during the term of this Agreement shall be paid to SLG within 15 days after the end of such calendar month or portion thereof.

(c) Stran hereby grants SLG an option, exercisable at any time during the Term, to purchase from Stran the assets set forth on Schedule A hereto at a purchase price equal to the cost thereof to Stran, without premium or interest.

2. Compensation. As compensation for the Services:

(a) Upon the execution of this Agreement, LBCC shall issue to Stran 2,500,000 shares of common stock of LBCC, par value $0.0001 per share (the “LBCC Common Stock”).

(b) Within 30 days after LBCC’s receipt of a statement that has been certified by FCS Financial Services LLC (or another third party upon the consent of Stran and the independent directors of LBCC) setting forth in reasonable detail the calculation SLG’s net revenue as calculated in accordance with Schedule B hereto (“Net Revenue”) and SLG’s EBITDA margin as calculated in accordance with Schedule B hereto (“EBITDA Margin,” and such statement, an “Earnings Statement”) for the twelve months ending July 31, 2019 (“Year One”), LBCC shall issue to Stran the number of shares of LBCC Common Stock as calculated by section (i), (ii) or (iii) below, as applicable:

(i)	if either SLG’s Net Revenue for Year One is less than $1,250,000 or SLG’s EBITDA Margin for Year One is less than 20%, the number of shares of LBCC Common Stock equal in value to SLG’s Net Revenue for Year One, based on the average closing share price of LBCC Common Stock over the last 30 business days of Year One, but in any event not more than 1,750,000 shares of LBCC Common Stock;

(ii)	if SLG’s Net Revenue for Year One is equal to or greater than $1,250,000 and SLG’s EBITDA Margin for Year One is equal to or greater than 20%, 1,750,000 shares of LBCC Common Stock; or

(iii)	if SLG’s Net Revenue for Year One is equal to or greater than $1,500,000 and SLG’s EBITDA Margin for Year One is equal to or greater than 25%, 2,250,000 shares of LBCC Common Stock plus the number of shares of LBCC Common Stock equal in value to 1.25 times the amount of SLG’s Net Revenue for Year One that is greater than $1,500,000, based on the average closing share price of LBCC Common Stock over the last 30 business days of Year One.

2

(c) Within 30 days following LBCC’s receipt of an Earnings Statement for the twelve months ending July 31, 2020 (“Year Two”), LBCC shall issue to Stran the number of shares of LBCC Common Stock as calculated by section (i), (ii) or (iii) below, as applicable:

(i)	if SLG’s Net Revenue for Year Two is less than $1,750,000 or SLG’s EBITDA Margin for Year Two is less than 20%, the number of shares of LBCC Common Stock equal in value to SLG’s Net Revenue for Year Two, based on the average closing share price of LBCC Common Stock over the last 30 business days of Year Two, but in any event not more than 2,000,000 shares of LBCC Common Stock;

(ii)	if SLG’s Net Revenue for Year Two is equal to or greater than $1,750,000 and SLG’s EBITDA Margin for Year Two is equal to or greater than 20%, 2,000,000 shares of LBCC Common Stock; or

(iii)	if SLG’s Net Revenue for Year Two is equal to or greater than $2,250,000 and SLG’s EBITDA Margin for Year Two is equal to or greater than 25%, 2,500,000 shares of LBCC Common Stock plus the number of shares of LBCC Common Stock equal in value to 1.25 times the amount of SLG’s Net Revenue for Year Two that is greater than $2,250,000, based on the average closing share price of LBCC Common Stock over the last 30 business days of Year Two.

(d) Stran shall execute a lockup agreement in the form attached as Exhibit A hereto, pursuant to which Stran will agree not transfer, assign or sell (subject to the exceptions set forth in the lockup agreement) any of the shares issued or issuable pursuant to Section 2(a) and 2(b) until July 31, 2019 and January 31, 2020, respectively. If SLG’s Net Revenue for Year One as set forth in the Earnings Statement for Year One is less than $625,000, Stran shall forfeit the shares issued pursuant to Section 2(a). The certificates for the shares issuable pursuant to Sections 2(a) and 2(b) shall bear legends reflecting the foregoing restrictions and the certificates for the shares issuable pursuant to Section 2(a) shall be retained by LBCC until the Earnings Statement for Year One is received by LBCC.

(e) SLG shall reimburse Stran for the reasonable out-of-pocket costs and expenses incurred by Stran during the Term in connection with the provision of the Services (the “Reimbursable Expenses”), which may include an equitable portion of costs and expenses for office space, equipment, software, utilities, salaries, employee benefits and other overhead incurred by Stran in connection with providing the Services. The Reimbursable Expenses for each calendar month or portion thereof during the Term shall be paid to Stran within 45 days of receipt by SLG of an invoice from Stran for such month, accompanied by receipts and supporting documentation reasonably acceptable to SLG.

3. Representations and Warranties of SLG and LBCC. SLG and LBCC represent and warrant that:

(a) Organization. Each of SLG and LBCC is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization.

(b) Power and Authorization. Each of SLG and LBCC has all requisite power and authority necessary for the execution, delivery and performance by it of this Agreement. This Agreement has been duly authorized, executed and delivered by each of SLG and LBCC and is a legal, valid and binding obligation of each of SLG and LBCC in accordance with its terms.

3

4. Representations and Warranties of Stran. Stran represents and warrants that:

(a) Organization. Stran is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization.

(b) Power and Authorization. Stran has all requisite power and authority necessary for the execution, delivery and performance by it of this Agreement. This Agreement has been duly authorized, executed and delivered by Stran and is a legal, valid and binding obligation of Stran in accordance with its terms.

(c) Intellectual Property. Stran owns, or has a valid and enforceable license or legal right to use, all intellectual property rights necessary for the performance of the Services without any conflict with, or infringement or misappropriation of, the intellectual property rights of others. To Stran’s knowledge, (i) the conduct of the business of Stran has not interfered with, infringed upon, diluted, misappropriated, or violated, and does not interfere with, infringe upon, dilute, misappropriate or violate, any intellectual property rights of any person, and (ii) Stran has not received any charge, complaint, claim, demand, or notice alleging interference, infringement, dilution, misappropriation, or violation of the intellectual property rights of any person. To Stran’s knowledge, no person has interfered with, infringed upon, diluted, misappropriated, or violated, and is not interfering with, infringing upon, diluting, misappropriating or violating, any Stran intellectual property rights, and Stran has not sent any charge, complaint, claim, demand or notice alleging thereof to any person.

(d) Compliance. In performing its obligations under this Agreement, Stran will comply with all applicable laws. Stran has and shall maintain in effect all the licenses, permissions, authorizations, consents, and permits that it needs to carry out its obligations under this Agreement.

(e) Client Contracts. The contracts between Stran and the Stran Loyalty Clients (the “Client Contracts”) are enforceable in all material respects, and are in full force and effect in all material respects. Neither Stran nor, to Stran’s knowledge, any such Stran Loyalty Client is, or as a result of this Agreement will be, in material breach or violation of, or default under, or has repudiated any material provision of, any Client Contract.

(f) The Services. Stran will perform the Services using personnel of required skill, experience, and qualifications and in a professional and workmanlike manner in accordance with generally recognized industry standards for similar services and will devote adequate resources to meet its obligations under this Agreement.

4

(g) Securities Matters.

(i)	Stran is an “accredited investor” within the meaning of Rule 501(a) of Regulation D under the Securities Act of 1933, as amended (the “Securities Act”).

(ii)	Stran is aware and acknowledges that the LBCC Common Stock issued pursuant to this Agreement has not been registered under the Securities Act and may not be offered or sold unless registered under the Securities Act, or unless offered and sold pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act.

(iii)	LBCC has made available to Stran a copy of LBCC’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017 and the Company’s Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed since such date, as well as the other filings made by the Company pursuant to Section 13(a) of the Securities Exchange Act of 1934, as amended, as of the execution date of this Agreement (together the “Disclosure Documents”). Stran has read the Disclosure Documents, including the “Risk Factors” set forth in the Annual Report on Form 10-K, together with this Agreement, and fully understands the information set forth therein and herein.

(iv)	Stran hereby confirms that the LBCC Common Stock to be acquired by Stran under this Agreement will be acquired for investment for Stran’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that Stran has no present intention of selling, granting any participation in, or otherwise distributing the same. By executing this Agreement, Stran further represents that Stran does not presently have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to such person or to any third person, with respect to any of the LBCC Common Stock. Stran has not been formed for the specific purpose of acquiring the LBCC Common Stock.

(v)	Stran has had a reasonable opportunity to discuss LBCC’s business, management, financial affairs and the terms and conditions of the offering of the LBCC Common Stock with LBCC’s management and has had an opportunity to review LBCC’s facilities.

5

5. LBCC Investment.

(a) Upon the execution of this Agreement, Stran, or its affiliates, shall enter into a subscription agreement with LBCC in the form attached as Exhibit B hereto (a “Subscription Agreement”) to purchase 1,500,000 shares of LBCC Common Stock in the aggregate, at a price of $0.40 per share, for a total purchase price of $600,000. Upon consummation of such purchase, in accordance with such Subscription Agreement, Stran shall receive a warrant, with substantially the terms and conditions set forth in the form of warrant attached as an exhibit to such Subscription Agreement (a “Warrant”), to purchase 450,000 shares of LBCC Common Stock.

(b) Stran and its affiliates shall have the option to purchase, at any time prior to July 31, 2019, up to an additional 1,500,000 shares of LBCC Common Stock in the aggregate, at a price of $0.40 per share, for a total additional purchase price of up to $600,000. In connection with such additional purchase, Stran or its affiliate shall enter into a Subscription Agreement to purchase the number of shares of LBCC Common Stock as to which such option is exercised. Upon consummation of such additional purchase, in accordance with such Subscription Agreement, Stran or its affiliate shall receive a Warrant to purchase 30% of the number of shares of LBCC Common Stock subscribed for.

6. Employment Agreement. In connection with this Agreement, LBCC shall enter into an employment agreement with Andrew Shape in the form attached as Exhibit C hereto.

7. Term; Termination.

(a) The term of this Agreement shall commence on the date hereof and shall continue until July 31, 2020, unless terminated earlier as hereinafter provided in this Agreement, or unless extended, on these or different terms, by mutual written agreement of the parties hereto (“Term”); provided, however, that the Term shall automatically be extended for additional successive one-year periods (each, an “Extension Period”), unless either party shall have provided notice to the other 60 days prior to the end of the then-current Term that such party does not desire to extend the Term, in which case no further extension of the Term shall occur pursuant hereto but all previous Extension Periods of the Term shall continue to be given full force and effect. For the avoidance of doubt, the “Term” of this Agreement shall include any Extension Periods.

(b) Either party may terminate this Agreement, effective upon written notice to the other party, if the other party materially breaches this Agreement, and: (i) such breach is incapable of cure; or (ii) such breach is capable of cure but remains uncured 30 days after the non-breaching party gives the breaching party written notice thereof.

(c) Section 1(b) (to the extent it relates to Program Revenue collected by Stran prior to the expiration or termination of this Agreement), Section 2(b) and (c) (to the extent Year One and Year Two, respectively, are completed prior to the expiration or termination of this Agreement) and Section 2(e) (to the extent it relates to Reimbursable Expenses incurred by Stran prior to the expiration or termination of this Agreement) and Sections 8 to 22 shall survive any expiration or termination of this Agreement.

6

8. Audit Right. During the Term and for 6 months after the expiration thereof, Stran shall: (i) keep complete and accurate books and records regarding its business operations relevant to the calculation of Program Revenue and Reimbursable Expenses; and (ii) make available during normal business hours such books and records for audit by SLG or its representative to verify all Program Revenue and Reimbursable Expenses. Stran shall provide cooperation and assistance in connection with all such audits and make appropriate Stran personnel available for this purpose.

9. Independent Contractor Status. Stran shall provide perform the Services hereunder as an independent contractor and not as an employee or agent of SLG or LBCC or any affiliate thereof. Stran shall not have authority to act for, represent or bind SLG or LBCC or any affiliate thereof in any manner, except as may be expressly agreed to by such party in writing from time to time.

10. Indemnification.

(a) Stran shall indemnify, defend, and hold harmless SLG, LBCC and their respective officers, directors, employees, agents, successors, and assigns (each, an “Indemnified Party”) from and against all losses, damages, liabilities, deficiencies, actions, judgments, interest, awards, penalties, fines, costs, or expenses of whatever kind, including reasonable attorneys’ fees and the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers, arising out of or resulting from any claim, suit, action, or proceeding (each, an “Action”) related to or arising out of:

(i)	Stran’s breach of any representation, warranty, covenant, or obligation of Stran under this Agreement; or

(ii)	any action or failure to act by Stran in connection with providing the Services under this Agreement.

(b) The Indemnified Party shall promptly notify Stran in writing of any Action for which it believes it is entitled to be indemnified under this Agreement. Stran shall immediately take control of the defense and investigation of such Action and shall employ counsel reasonably acceptable to the Indemnified Party to handle and defend the same, at Stran’s sole cost and expense. The Indemnified Party shall cooperate with Stran at Stran’s sole cost and expense. Stran shall not settle any Action in a manner that adversely affects the rights of the Indemnified Party without the Indemnified Party’s prior written consent, which shall not be unreasonably withheld or delayed. The Indemnified Party’s failure to perform any obligations under this Section 9(b) will not relieve Stran of its obligations under this Section 9 except to the extent that Stran can demonstrate that it has been materially prejudiced as a result of such failure. The Indemnified Party may participate in and observe the proceedings at its own cost and expense with counsel of its own choosing.

7

11. Confidentiality. Each Party acknowledges that it may have access to certain confidential and proprietary information of the other Party. No Party, or their directors, officers, employees or agents, will publicize, disclose or use (except as provided in this Agreement) any such confidential or proprietary information of the other Party that is disclosed to that Party pursuant to this Agreement. It is agreed that neither Party will be under any obligation not to publicly disclose or use any information that: (i) was already known to the recipient at the time of its receipt; (ii) was publicly known or becomes so through no fault of the recipient; (iii) is required to be disclosed by law, including pursuant to the requirements of the securities laws and the rules and regulations thereunder; (iv) was received from third party not in breach of a confidentiality obligation; or (v) was independently developed by the recipient without use of the disclosing party’s confidential information. Each Party may make disclosure to attorneys, agents and accountants of each Party on a need to know basis; provided that such Party shall remain liable for any breaches of this Section 10 by any such persons. Upon the termination of this Agreement, each Party will return to the other all confidential materials belonging to the other Party that were delivered during the Contract Period.

12. Intellectual Property. Stran assigns to SLG Stran’s entire right, title, and interest in any invention, technique, process, device, discovery, improvement, or know-how, whether patentable or not, hereafter made or conceived solely or jointly by Stran while working for or on behalf of SLG, which results from the Services. Stran shall disclose any such invention, technique, process, device, discovery, improvement, or know-how promptly to SLG. Stran shall, upon request of SLG, promptly execute a specific assignment of title to SLG, and do anything else reasonably necessary to enable SLG to secure for itself, patent, trade secret, or any other proprietary rights in the United States or other countries. All writings or works of authorship, including, without limitation, program codes or documentation, produced or authored by Stran in the course of performing the Services, together with any associated copyrights, are works made for hire and the exclusive property of SLG. To the extent that any writings or works of authorship may not, by operation of law, be works made for hire, this Agreement shall constitute an irrevocable assignment by Stran to SLG of the ownership of and all rights of copyright in, such items, and SLG shall have the right to obtain and hold in its own name, rights of copyright, copyright registrations, and similar protections which may be available in the works. Stran shall give SLG or its designees all assistance reasonably required to perfect such rights. SLG hereby grants to Stran a nonexclusive license to use such intellectual property rights in connection with performing the Services.

13. Binding Effect; Successors. This Agreement shall inure to the benefit of and be binding upon the parties hereto and, to the extent not prohibited herein, their respective heirs, successors, assigns and representatives. Nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto and as provided above, their respective heirs, personal representatives, executors, administrators, successors and assigns any rights, remedies, obligations or liabilities.

14. Assignment. Stran shall not assign or otherwise transfer any of its rights, or delegate or otherwise transfer any of its obligations or performance, under this Agreement, in each case whether voluntarily, involuntarily, by operation of law or otherwise, without SLG’s and LBCC’s prior written consent. Any purported assignment, delegation, or transfer in violation of this Section 11 is void.

15. Further Acts. Upon the request of any of the parties hereto, the party or parties so requested shall do such further acts and execute, acknowledge and deliver all such further documents and agreements as may be reasonably necessary or desired to further evidence or confirm the transactions contemplated herein or any understanding or representation made by any such party hereto.

8

16. Modification; Severability. This Agreement may not be modified, altered or changed in any manner except by agreement in writing, signed by all parties hereto, and supersedes all prior agreements by and among any of the parties hereto with respect to the subject matter herein contained and all such prior agreements are hereby canceled and of no further force and effect. In the event that any provision of this Agreement shall be declared invalid or unenforceable, such invalidity or unenforceability shall not affect the validity or enforceability of the other provisions of this Agreement, it being hereby agreed that such provisions are severable and that this Agreement shall be construed in all respects as if such invalid or unenforceable provisions were omitted.

17. Counterparts. This Agreement may be executed simultaneously or in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute but one agreement.

18. Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of Laws of any jurisdiction other than those of the State of Delaware.

19. Submission to Jurisdiction. Each of the parties hereto irrevocably agrees that any Action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by any other party hereto or its successors or assigns shall be brought and determined in the Delaware Court of Chancery, or in the event (but only in the event) that such court does not have subject matter jurisdiction over such action or proceeding, in the United States District Court for the District of Delaware. Each of the parties hereto agrees that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 17 or in such other manner as may be permitted by applicable Laws, will be valid and sufficient service thereof. Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court or tribunal other than the aforesaid courts.

20. Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT: (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION; (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY; AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 16.

21. Notices. Notice given by one party to the other hereunder shall be in writing and deemed to have been properly given or paid if deposited with the United States Postal Service, registered or certified mail, addressed to either party as set forth in the recitals of this Agreement.

22. Headings. The paragraph headings are inserted only as a matter of convenience and for reference and in no way define, limit or describe the scope or intent of this Agreement or in any way affect this Agreement.

[Signature Page Follows]

9

IN WITNESS WHEREOF, each of the undersigned has executed this Agreement as of the date first above written.

LONG BLOCKCHAIN CORP.

By:	/s/ Shamyl Malik
Name:	Shamyl Malik
Title:	Chief Executive Officer

STRAN LOYALTY GROUP INC.

By:	/s/ Shamyl Malik
Name:	Shamyl Malik
Title:	Chief Executive Officer

STRÄN & COMPANY, INC.

By:	/s/ Andrew Stranberg
Name:	Andrew Stranberg
Title:	Chief Executive Officer

[Signature Page to Agreement]